Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Eurasia Design Inc.
(A Development Stage Company)
South Padre Island, Texas

We consent to the inclusion in the Registration Statement on Form S-1/A-3 of Eurasia Design Inc., of our report dated July 26, 2010, relating to the audit of the balance sheet of Eurasia Design Inc. as of May 31, 2010 and the related statements of expenses, stockholder's equity, and cash flows for the period from May 6, 2010 (inception) through May 31, 2010. We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
October 28, 2010